Exhibit 4(a)

                         INVESTMENT ADVISORY AGREEMENT

         AGREEMENT, made as of the 30th day of September, 2003, by and between MASTER BOND TRUST, a Delaware statutory trust (hereinafter referred to as the "Trust"), and FUND ASSET MANAGEMENT, L.P., a Delaware limited partnership (the "Investment Adviser").

                             W I T N E S S E T H:

         WHEREAS, the Trust intends to engage in business as an open-end diversified management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

         WHEREAS, the Trust is comprised of the separate series set forth on Exhibit A hereto, as such Exhibit may be revised from time to time (each, a "Series"), each of which pursues its investment objective through separate investment policies; and

         WHEREAS, the Investment Adviser is engaged principally in rendering management and investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

         WHEREAS, the Trust desires to retain the Investment Adviser to render management and investment advisory services to the Trust in the manner and on the terms hereinafter set forth; and

         WHEREAS, the Investment Adviser is willing to provide management and investment advisory services to the Trust on the terms and conditions hereinafter set forth; and

         WHEREAS, each Series serves as the "master" portfolio for one or more "feeder" funds (each, a "Fund") that invest all of their assets in the Series and that have the same investment objective and policies as the Series.

         NOW, THEREFORE, in consideration of the promises and the covenants hereinafter contained, the Trust and the Investment Adviser hereby agree as follows:

                                  Article I

                       Duties of the Investment Adviser

         The Trust hereby employs the Investment Adviser to act as a manager and investment adviser of the Trust and to furnish, or arrange for affiliates to furnish, the management and investment advisory services described below, subject to the policies of, review by and overall control of the Board of Trustees of the Trust, for the period and on the terms and conditions set forth in this Agreement. The Investment Adviser hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein.

The Investment Adviser and its affiliates shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed agents of the Trust.

         (a) Management Services. The Investment Adviser shall perform (or arrange for the performance by affiliates of) the management and administrative services necessary for the operation of the Trust and the Series. It is understood that the Investment Adviser or its affiliates may enter into separate agreements with each Fund for the provision of management and administrative services necessary for the operation of each Fund. The Investment Adviser shall provide the Trust with office space, facilities, equipment and necessary personnel and such other services as the Investment Adviser, subject to review by the Board of Trustees, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Investment Adviser shall also, on behalf of the Trust, conduct relations with custodians, depositories, transfer agents, dividend disbursing agents, other shareholder servicing agents, pricing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Investment Adviser shall generally monitor the Trust's compliance with investment policies and restrictions as set forth in the current registration statement relating to the Trust under the Investment Company Act (the "Registration Statement"). The Investment Adviser shall make reports to the Board of Trustees of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Trust as it shall determine to be desirable.

         (b) Investment Advisory Services. The Investment Adviser shall provide (or arrange for the provision by affiliates of the Investment Adviser) the Trust with such investment research, advice and supervision as the latter may from time to time consider necessary for the proper supervision of the assets of each Series, shall furnish continuously an investment program for each Series and shall determine from time to time which securities shall be purchased, sold or exchanged and what portion of the assets of each Series shall be held in the various securities and other financial instruments in which the Series invests and the portion of the assets of the Series that shall be held in cash, subject always to the restrictions set forth in the Declaration of Trust and the By-Laws of the Trust, as amended from time to time, the provisions of the Investment Company Act and the statements relating to the Series' investment objective, investment policies and investment restrictions as the same are set forth in the Registration Statement. The Investment Adviser shall make decisions for each Series as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Series' portfolio securities shall be exercised. Should the Board of Trustees at any time, however, make any definite determination as to investment policy and notify the Investment Adviser thereof in writing, the Investment Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Investment Adviser shall take, on behalf of the Trust, all actions which it deems necessary to implement the investment policies determined as provided above and, in particular, to place all orders for the purchase or sale of portfolio securities for each Series' account with brokers or dealers selected by it, and to that end, the Investment Adviser is authorized as the agent of the Trust to give instructions to the Custodian of the Trust as to deliveries of securities and payments of cash for the account of the Trust, on behalf of the Series. In connection with the selection of such brokers or dealers and the placing of such orders with respect to assets of each

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

Series, the Investment Adviser is directed at all times to seek to obtain execution and prices within the policy guidelines determined by the Board of Trustees as set forth in the Registration Statement. Subject to this requirement and the provisions of the Investment Company Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, the Investment Adviser may select brokers or dealers with which it or the Trust is affiliated.

         (c) Affiliated Sub-Advisers. In carrying out its responsibilities hereunder, the Investment Adviser may employ, retain or otherwise avail itself of the services of other persons or entities including without limitation, affiliates of the Investment Adviser, on such terms as the Investment Adviser shall determine to be necessary, desirable or appropriate. However, if the Investment Adviser chooses to retain or avail itself of the services of another person or entity to manage assets of a Series, such other person or entity must be (i) an affiliate of the Investment Adviser, (ii) retained at the Investment Adviser's own cost and expense, and (iii) retained subject to the requirements of Section 15 of the Investment Company Act. Retention of one or more affiliated sub-advisers, or the employment or retention of other persons or entities to perform services, shall in no way reduce the responsibilities or obligations of the Investment Adviser under this Agreement and the Investment Adviser shall be responsible for all acts and omissions of such affiliated sub-advisers, or other persons or entities, in connection with the performance of the Investment Adviser's duties hereunder.

         (d) Notice Upon Change in Partners of the Investment Adviser. The Investment Adviser is a limited partnership and its limited partner is Merrill Lynch & Co., Inc. and its general partner is Princeton Services, Inc. The Investment Adviser will notify the Trust of any change in the membership of the partnership within a reasonable time after such change.

                                  Article II

                      Allocation of Charges and Expenses

         (a) The Investment Adviser. The Investment Adviser assumes and shall pay, or cause its affiliates to pay, for maintaining the staff and personnel necessary to perform its obligations under this Agreement, and shall at its own expense, provide the office space, facilities, equipment and necessary personnel which it is obligated to provide under Article I hereof. The Investment Adviser shall pay, or cause its affiliates to pay, compensation of all officers of the Trust and all Trustees of the Trust who are affiliated persons of the Investment Adviser, or any sub-adviser, or an affiliate of the Investment Adviser or sub-adviser.

         (b) The Trust. The Trust assumes and shall pay or cause to be paid all other expenses of the Trust, including, without limitation: taxes, expenses for legal and auditing services, costs of printing proxies, stock certificates, shareholder reports, Registration Statements, charges of the custodian, any sub-custodian and transfer agent, expenses of portfolio transactions, expenses of redemption of shares, Securities and Exchange Commission fees, expenses of registering the shares under Federal, state and foreign laws, fees and actual out-of-pocket expenses of all Trustees of the Trust who are not affiliated persons of the Investment Adviser or any sub-adviser or of an affiliate of the Investment Adviser or any sub-adviser, accounting and pricing costs (including the daily calculation of the net asset value), insurance, interest, brokerage costs, litigation and other extraordinary or non-recurring expenses, and other

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

expenses properly payable by the Trust. It also is understood that the Trust will reimburse the Investment Adviser for its costs incurred in providing accounting services to the Trust.

                                 Article III

                    Compensation of the Investment Adviser

         (a) Investment Advisory Fee. For the services rendered, the facilities furnished and expenses assumed by the Investment Adviser, the Trust shall pay to the Investment Adviser at the end of each calendar month a fee based on the average daily value of the aggregate net assets of the three Series (or, if one or more Series have not commenced operations as of the end of the relevant calendar month (each, a "Non-Commenced Series"), the aggregate net assets of (i) each Series that has commenced operations as of the end of the relevant calendar month (each, a "Commenced Series") and (ii) each series of Merrill Lynch Bond Fund, Inc. that has the same investment objective and strategies as its corresponding Non-Commenced Series (each, a "Bond Fund Corresponding Series")), commencing on the day following effectiveness hereof, as determined and computed in accordance with the description of the determination of net asset value contained in the Prospectus and Statement of Additional Information of the Trust. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fee as set forth above. Subject to the provisions of subsection (b) hereof, payment of the Investment Adviser's compensation for the preceding month shall be made as promptly as possible after completion of the computations contemplated herein. During any period when the determination of the net asset value of a Series is suspended by the Board of Trustees, the net asset value of a share of such Series as of the last business day prior to such suspension shall for this purpose be deemed to be the net asset value of such Series at the close of each succeeding business day until it is again determined.

         The fee with respect to each Series shall be at the rates set forth below. These rates are subject to reduction to the extent that the aggregate average daily net assets of (x) the three Commenced Series or (y) if one or more Series is a Non-Commenced Series, the Commenced Series and the Bond Fund Corresponding Series exceeds $250 million, $500 million or $750 million, as the case may be. The reductions shall be applicable to each Series regardless of size on a "uniform percentage" basis. Determination of the portion of the net assets of that Series to which a reduced rate is applicable is made by multiplying the net assets of that Series by the "uniform percentage," which is derived by dividing (i) the amount by which the combined assets of the three Commenced Series or the Commenced Series and the Bond Fund Corresponding Series, as the case may be, exceed the minimum amount to which such rate applies by (ii) such combined assets.


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

                                                 Rate of Advisory Fee
------------------------------------------------------------------------------------------------------------------------
Aggregate average daily net assets of the three Commenced Series or         Core         High         Intermediate
the Commenced Series and the Bond Fund Corresponding Series, as the         Bond          Income            Term
case may be                                                               Portfolio     Portfolio        Portfolio
-----------------------------------------------------------------------   ----------   ------------   ------------------
Not exceeding $250 million..........................................         0.20%         0.25%          0.20%
In excess of $250 million but not more than $500 million............         0.15%         0.20%          0.15%
In excess of $500 million but not more than $750 million............         0.10%         0.15%          0.10%
In excess of $750 million...........................................         0.05%         0.10%          0.05%

         (b) Expense Limitations. In the event the operating expenses of a Series, including amounts payable to the Investment Adviser pursuant to subsection (a) hereof, for any fiscal year ending on a date on which this Agreement is in effect, exceed the expense limitations applicable to the Series imposed by applicable state securities laws or regulations thereunder, as such limitations may be raised, lowered or waived from time to time, the Investment Adviser shall reduce its management and investment advisory fee by the extent of such excess and, if required pursuant to any such laws or regulations, will reimburse the Series in the amount of such excess; provided, however, to the extent permitted by law, there shall be excluded from such expenses the amount of any interest, taxes, brokerage fees and commissions, distribution fees and extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto) paid or payable by the Trust and allocated to the Series. Whenever the expenses of a Series exceed a pro rata portion of the applicable annual expense limitations, the estimated amount of reimbursement under such limitations shall be applicable as an offset against the monthly payment of the fee due to the Investment Adviser. Should two or more such expense limitations be applicable as at the end of the last business day of the month, that expense limitation which results in the largest reduction in the Investment Adviser's fee shall be applicable.

                                  Article IV

               Limitation of Liability of the Investment Adviser

         The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Trust or any Series, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Article IV, the term "Investment Adviser" shall include any affiliates of the Investment Adviser performing services for the Trust contemplated hereby and the partners, directors, officers and employees of the Investment Adviser and such affiliates.

                                  Article V

                     Activities of the Investment Adviser

         The services of the Investment Adviser to the Trust are not to be deemed to be exclusive; the Investment Adviser and any person controlled by or under common control with

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

the Investment Adviser (for purposes of this Article V referred to as "affiliates") are free to render services to others. It is understood that the Board of Trustees, officers, employees and shareholders of the Trust are or may become interested in the Investment Adviser and its affiliates, as directors, officers, employees, partners, and shareholders or otherwise, and that the Investment Adviser and directors, officers, employees, partners and shareholders of the Investment Adviser and its affiliates are or may become similarly interested in the Trust as shareholders or otherwise.

                                  Article VI

                  Duration and Termination of this Agreement

         As to each Series, this Agreement shall become effective as of the date indicated for that Series on Exhibit A hereto and shall remain in force for a period of two years thereafter and thereafter shall continue from year to year, but only so long as such continuance is specifically approved at least annually by (i) the Board of Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of the Series, and (ii) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

         As to each Series, this Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Series, or by the Investment Adviser, on sixty days' written notice to the other party. This Agreement shall automatically terminate, as to the relevant Series, in the event of its assignment.

                                 Article VII

                         Amendments of this Agreement

         This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of the Trustees of the Trust, including a majority of those Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval and, where required by the Investment Company Act, by the vote of a majority of the outstanding voting securities of each affected Series.

                                 Article VIII

                         Definitions of Certain Terms

         The terms "vote of a majority of the outstanding voting securities," "assignment," "affiliated person" and "interested person," when used in this Agreement, shall have the respective meanings specified in the Investment Company Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

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

                                  Article IX

                                 Governing Law

         This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.


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


         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


                                 MASTER BOND TRUST


                                      /s/Donald C. Burke
                                      ----------------------------
                                      Name:     Donald C. Burke
                                      Title:    Vice President and Treasurer


                                 FUND ASSET MANAGEMENT, L.P.


                                 By:  Princeton Services, Inc.,
                                      General Partner


                                      /s/Donald C. Burke
                                      ----------------------------
                                      Name:     Donald C. Burke
                                      Title:    Vice President and
                                                Treasurer


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




                                   EXHIBIT A

        Name of Series                               Effective Date
        --------------                               --------------

      Core Bond Portfolio                            October 1, 2003





                                   Exh. A-1